Exhibit g(9)

APPENDIX A

TO

CUSTODIAN AGREEMENT

BETWEEN

MELLON BANK

AND

EACH OF THE INVESTMENT

COMPANIES LISTED ON APPENDIX A

DATED AS OF January 28, 2002

The following is a list of the Funds and their respective Portfolies for which the Custodian shall serve under a Custodian Agreement dated as of July 1, 2001.

FUND	PORTFOLIO	EFFECTIVE AS OF:
Fidelity Advisor Series I	Fidelity Advisor Growth
	Opportunities Fund	October 1, 2001
Fidelity Capital Trust	Fidelity Value Fund	October 1, 2001
Variable Insurance Products Fund	Growth Portfolio	October 1, 2001
Variable Insurance Products Fund III	Growth Opportunities Portfolio Value Strategies Portfolio (1)	October 1, 2001 January 27, 2002

(1) The addition of Variable Insurance Products Fund III: Value Strategies Portfolio effective 1/27/02.

IN WITNESS WHEREOF, each of the parties has caused this Appendix to be executed in its name and behalf on the day and year first set forth opposite each such Portfolio.

Each of the Investment Companies Listed on		\\\\\\\\\\\\\\\\\\\	Mellon Bank, N.A.
Appendix "A" on Behalf
of each of Their Respective Portfolios
By:	/s/John Costello		By:	/s/Christopher Healy
Name:	John Costello		Name:	Christopher Healy
Title:	Asst Treasurer		Title:	First Vice President